Exhibit 99.1

NEWS RELEASE

Westell Technologies Board of Directors Elects J. Thomas Gruenwald as New Director

AURORA, Ill. - October 7, 2013 - Westell Technologies, Inc. (NASDAQ: WSTL), a global leader of intelligent site and outside plant solutions, today announced that the Board of Directors has elected J. Thomas Gruenwald as a new Director, increasing the Board size by one. Mr. Gruenwald was also appointed to serve on the Compensation Committee of the Board.

With more than two decades of experience leading dynamic, technology-based growth businesses, Mr. Gruenwald has held various C-level and executive roles. These include serving as executive vice president of corporate strategy and Chief Technology Officer of Tellabs, Inc., a provider of telecommunications networking products. During his 16 year tenure with Tellabs, he was also executive vice president of broadband networking products and senior vice president of operations for Tellabs International where he was responsible for Tellabs’ international product strategy, product marketing, and research and development. In addition, he served as senior vice president of the Tellabs Broadband Access Group and vice president of strategic resources where he led human resources and global information systems.

“We are excited to welcome Mr. Gruenwald to the Board of Directors at Westell Technologies,” said Richard Gilbert, Chairman and Chief Executive Officer of Westell. “Mr. Gruenwald is an industry-recognized strategist and visionary who will provide insight and guidance to help Westell achieve its goals.”

Mr. Gruenwald is currently the Managing Partner at Alliant Formulations, LLC, a leading manufacturer of personal care products requiring complex chemistry and manufacturing processes. Mr. Gruenwald has also served as a Managing Director of The Global Sentry Group, LLC, a strategic advisory and turnaround firm advising small and mid-sized corporations. He has served as President and CEO of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T Bell Laboratories. Additionally, Mr. Gruenwald served on the board of directors of Spectrum Control, Inc., director and Chairman of Edward Hospital in suburban Chicago for ten years, director of Illinois Institute of Technology, on the Board of Advisors to the engineering college of Iowa State University, and is a trustee of North Central College.

About Westell
Westell Technologies, Inc. headquartered in Aurora, Illinois, is a global leader of intelligent site and outside plant solutions focused on the critical edge and access networks. The comprehensive solutions Westell provides enable service providers, industrial customers, tower operators, home network users, and other network operators to reduce operating costs while improving network performance. With millions of products successfully deployed worldwide, Westell is a trusted partner for transforming networks into high quality, reliable systems. For more information, please visit www.westell.com.

For additional information, contact:
Tom Minichiello
Chief Financial Officer
Westell Technologies, Inc.
+1 (630) 375-4740
TMinichiello@westell.com